EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (No. 333-129701) of The Frontier Fund of our report dated March 15, 2006, relating to our audit of the financial statements of The Frontier Fund and our report dated March 31, 2006, relating to our audit of the statement of financial condition of Equinox Fund Management, LLC, appearing in the Prospectus, which is part of such Registration Statement, and to the references to our firm under the caption “EXPERTS” in such Prospectus.

/s/ McGladrey & Pullen LLP

Denver, Colorado

May 5, 2006